                                              1
Third Quarter 2026 Results
Press Release

Banc of California, Inc. Reports Third Quarter Diluted Earnings per Share of $0.46, Up 21% Year Over Year
Strategic Repositioning and Core Business Performance Drive Higher Earnings and Positive Operating Leverage
Company Release – 10/27/2026

Quarter Results

$0.46 Diluted Earnings Per Share	6% Total Revenue Growth 16% Pre-Tax Pre-Provision Income Growth (1)	3.34% Net Interest Margin	6% Loan Annualized Growth 8% Deposit Average Annualized Growth
LOS ANGELES, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (NYSE: BANC) (“Banc of California” or the “Company”), the
parent company of wholly-owned subsidiary Banc of California (the “Bank”), today reported financial results for the third quarter ended
September 30, 2026. The Company reported net earnings available to common and equivalent stockholders of $73.1 million, or $0.46 per diluted common share, for the third quarter of 2026, compared to $59.7 million, or $0.38 per diluted common share for the third quarter of
2025. For the second quarter of 2026, the Company reported a net loss available to common and equivalent stockholders of $251.3 million, or $(1.61) per diluted common share, reflecting the previously announced strategic balance sheet repositioning.
Jared Wolff, Chairman & CEO of Banc of California, commented, “Our third quarter results demonstrate the stronger earnings foundation we have created through our second quarter strategic balance sheet repositioning and continued execution across our business. Compared to the first quarter, before the repositioning, diluted earnings per share increased 18%, total revenue increased 6% and pre-tax pre-
provision income increased 12%. We also grew deposits, reduced our reliance on brokered funding and increased our CET1 ratio by 45 basis points from the second quarter.”
Mr. Wolff added, “We expect further improvement in profitability in the fourth quarter as we realize a full quarter of earnings from our securities reinvestment and additional benefits from the completed loan sales. We are focused on building on this progress through deeper client relationships, disciplined loan growth, growth in relationship deposits and continued capital generation to deliver sustainable earnings growth and long-term shareholder value.”
Third Quarter 2026 Financial Highlights:
•The second quarter strategic balance sheet repositioning contributed to increased third quarter earnings, with diluted earnings per share of $0.46, up 21% from $0.38 year-over-year.
•Total revenue of $303.8 million, up 6% year-over-year, and pre-tax pre-provision income(1) of $118.4 million, up 16% year-
over-year, while noninterest expense of $185.4 million remained flat year-over-year.
•Net interest income increased $21.9 million, or 9%, from prior quarter to $272.4 million, and net interest margin expanded 21 basis points to 3.34%, reflecting higher yields on investment securities following the Company's second quarter strategic balance sheet repositioning activities and continued execution across the business.
•Loans and leases held for investment increased $379.7 million, or 6% on an annualized basis, driven by $2.6 billion of loan production and disbursements with a weighted average interest rate on production of 6.58%.
•Average deposits increased $565.3 million, or 8% on an annualized basis, supporting reduced wholesale funding.
•Credit quality trends were favorable, as nonperforming and classified loans and leases as a percentage of total loans and leases held for investment declined by 12 basis points and 35 basis points, respectively.
•Capital ratios(2) increased from prior quarter and exceeded the regulatory thresholds for "well capitalized" banks, including an estimated 12.10% Tier 1 capital ratio, up 43 basis points from prior quarter, and 9.70% common equity tier 1 ("CET1") capital ratio, up
45 basis points from the prior quarter, reflecting capital generation following the balance sheet repositioning.
(1) Non-GAAP measure; refer to section 'Non-GAAP Measures'
(2) Capital ratios for September 30, 2026 are preliminary
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During the second quarter of 2026, the Company entered into targeted loan sales relating to $827 million of commercial real estate and construction loans. Of these loans, approximately $525 million were sold during the third quarter. Of the remaining approximately $300 million of construction loans, $235 million were sold on October 21, 2026, and $65 million were removed prior to sale as construction on the project was completed and the loan converted into permanent financing. We anticipate selling our remaining held for sale loan portfolio over the next several quarters.
                                              3
INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Summary Income Statement	2026	2026	2025	2026	2025
	(In thousands)
Total interest income	$442,736	$414,596	$432,541	$1,264,774	$1,259,705
Total interest expense	170,294	164,095	179,097	490,214	533,681
Net interest income	272,442	250,501	253,444	774,560	726,024
Provision for credit losses	10,400	161,780	9,700	181,980	58,100
Loss on loans and leases HFS	(4,199)	(12,544)	(374)	(16,733)	(142)
Gain (loss) on securities AFS	728	(256,749)	—	(256,021)	—
Other noninterest income	34,827	35,197	34,659	105,342	100,710
Total noninterest income (loss)	31,356	(234,096)	34,285	(167,412)	100,568
Total revenue	303,798	16,405	287,729	607,148	826,592
Total noninterest expense	185,370	189,867	185,684	556,628	555,206
Earnings (loss) before income taxes	108,028	(335,242)	92,345	(131,460)	213,286
Income tax expense (benefit)	24,971	(93,895)	22,716	(45,122)	61,704
Net earnings (loss)	83,057	(241,347)	69,629	(86,338)	151,582
Preferred stock dividends	9,947	9,947	9,947	29,841	29,841
Net earnings (loss) available to common
and equivalent stockholders	$73,110	$(251,294)	$59,682	$(116,179)	$121,741

Diluted earnings (loss) per share	$0.46	$(1.61)	$0.38	$(0.74)	$0.75
Net Interest Income and Margin
Third Quarter of 2026 Compared to Second Quarter of 2026
Net interest income increased by $21.9 million to $272.4 million for the third quarter, from $250.5 million in the second quarter. This increase was primarily driven by the $17.7 million increase in interest income on investment securities resulting from the strategic balance sheet repositioning during the second quarter and reinvestment into higher-yielding assets, including a $2.8 million special dividend received on FHLB stock. In addition, interest income on loans increased by $7.7 million primarily driven by lower interest reversals associated with nonaccrual loans compared to the prior quarter and one additional day in the quarter. These increases were offset partially by a $6.0 million increase in interest expense on deposits primarily due to increased market interest rates, one additional day in the quarter, as well as higher average balances.
Net interest margin was 3.34% for the third quarter, up 21 basis points from 3.13% for the second quarter. The increase was primarily driven by the higher yield on average interest earning assets, which increased to 5.43% from 5.18%, reflecting a 142 basis point increase in the average yield on investment securities to 4.86%. The increase in investment securities yield reflects earnings from the strategic balance sheet repositioning and reinvestment activities.
The average total cost of funds increased to 2.16% from 2.14%, primarily due to a 3 basis point increase in the average total cost of deposits to 1.83%. Average total deposits increased by $565.3 million, with a $546.3 million increase in average interest-bearing deposits.
The increase in average yield on total interest-bearing deposits reflects the impact of the federal funds rate increases during the quarter.
Average noninterest-bearing deposits represented 28.0% of average total deposits in the third quarter, down from 28.5% in the second quarter.
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	Three Months Ended						Increase (Decrease)
	September 30, 2026			June 30, 2026			QoQ
Summary			Average			Average		Average
Average Balance	Average		Yield/	Average		Yield/	Average	Yield/
and Yield/Rate Data	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Rate
	(Dollars in thousands)
Assets:
Loans and leases (1)	$25,274,927	$362,549	5.69%	$25,266,712	$354,832	5.63%	$8,215	0.06%
Investment securities	4,912,701	60,125	4.86%	4,938,232	42,407	3.44%	(25,531)	1.42%
Deposits in financial institutions	2,166,626	20,062	3.67%	1,912,585	17,357	3.64%	254,041	0.03%
Total interest-earning assets	$32,354,254	$442,736	5.43%	$32,117,529	$414,596	5.18%	$236,725	0.25%

Liabilities:
Noninterest-bearing demand deposits	$7,885,157			$7,866,139			$19,018
Total interest-bearing deposits	20,298,878	$130,248	2.55%	19,752,609	$124,270	2.52%	546,269	0.03%
Total deposits	$28,184,035	130,248	1.83%	$27,618,748	124,270	1.80%	$565,287	0.03%

Total interest-bearing liabilities	$23,334,658	$170,294	2.90%	$22,851,314	$164,095	2.88%	$483,344	0.02%

Net interest income (1)		$272,442			$250,501
Net interest margin			3.34%			3.13%		0.21%

Total funds (2)	$31,219,815	$170,294	2.16%	$30,717,453	$164,095	2.14%	$502,362	0.02%
______________
(1) Includes net loan discount accretion of $8.7 million and $11.2 million for the three months ended September 30, 2026 and June 30, 2026, respectively.
(2) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.
YTD September 30, 2026 vs YTD September 30, 2025
Net interest income increased $48.5 million to $774.6 million for the nine months ended September 30, 2026, from $726.0 million for the nine months ended September 30, 2025. The increase was primarily driven by a $53.8 million decrease in interest expense on deposits due to lower interest rates following federal funds rate cuts in the second half of 2025, and a $30.6 million increase in interest income from investment securities reflecting the benefits of prior balance sheet repositioning and reinvestment activities, including $4.1 million of special dividends received on FHLB stock. These benefits were offset partially by a $15.5 million increase in borrowing costs associated with funding loan growth and the subordinated debt redemption prior to higher repricing in the second quarter of 2026, a $13.8 million decrease in loan interest income primarily attributable to a reversal of previously accrued interest on loans placed on nonaccrual status offset partially by the benefit of higher average loan balances, and an $11.8 million decrease in interest income from deposits in financial institutions due to lower balances and lower market interest rates.
The net interest margin was 3.24% for the nine months ended September 30, 2026, up 11 basis points from 3.13% for the nine months ended September 30, 2025. The year-over-year improvement was primarily driven by a 26 basis point decrease in the average total cost of funds due mainly to lower market interest rates and a 69 basis point increase in the average yield on investment securities.
The average total cost of funds decreased by 26 basis points to 2.14%, driven primarily by the decline in average cost of deposits of 30 basis points to 1.81%, reflecting the impact of lower market interest rates. Average total deposits increased by $536.6 million year-over-
year, as a result of a $316.6 million increase in average interest-bearing deposits and a $220.1 million increase in average noninterest-
bearing deposits. Average noninterest-bearing deposits represented 28.4% of average total deposits for the nine months ended September
30, 2026, up from 28.2% for the comparable period in 2025. The average cost of borrowings also decreased by 49 basis points to 4.50%, reflecting the paydown of higher-cost borrowings in the prior year and their replacement with lower-cost short-term Federal Home Loan
Bank ("FHLB") advances.
The average yield on interest-earning assets declined by 15 basis points to 5.29%. The decrease was primarily driven by a 27 basis point decline in average yield on loans and leases to 5.69% and a 74 basis point decline in average yield on deposits in financial institutions, primarily consisting of reserves held at the Federal Reserve Bank, to 3.65%, reflecting lower market rates. These decreases were offset partially by a 69 basis point increase in the average yield on investment securities to 3.90%, reflecting a benefit from the strategic balance sheet repositioning and reinvestment activities.
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	Nine Months Ended						Increase (Decrease)
	September 30, 2026			September 30, 2025			YoY
Summary			Average			Average		Average
Average Balance	Average		Yield/	Average		Yield/	Average	Yield/
and Yield/Rate Data	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Rate
	(Dollars in thousands)
Assets:
Loans and leases (1)	$25,086,150	$1,067,324	5.69%	$24,252,860	$1,081,129	5.96%	$833,290	(0.27)%
Investment securities	4,955,926	144,405	3.90%	4,745,530	113,769	3.21%	210,396	0.69%
Deposits in financial institutions	1,942,176	53,045	3.65%	1,972,486	64,807	4.39%	(30,310)	(0.74)%
Total interest-earning assets	$31,984,252	$1,264,774	5.29%	$30,970,876	$1,259,705	5.44%	$1,013,376	(0.15)%

Liabilities:
Noninterest-bearing demand deposits	$7,880,575			$7,660,504			$220,071
Total interest-bearing deposits	19,830,053	374,751	2.53%	19,513,486	428,544	2.94%	316,567	(0.41)%
Total deposits	$27,710,628	$374,751	1.81%	$27,173,990	$428,544	2.11%	$536,638	(0.30)%

Total interest-bearing liabilities	$22,782,506	$490,214	2.88%	$22,038,389	$533,681	3.24%	$744,117	(0.36)%

Net interest income (1)		$774,560			$726,024
Net interest margin			3.24%			3.13%		0.11%

Total funds (2)	$30,663,081	$490,214	2.14%	$29,698,893	$533,681	2.40%	$964,188	(0.26)%
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(1) Includes net loan discount accretion of $32.2 million and $51.5 million for the nine months ended September 30, 2026 and 2025.
(2) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.
Provision For Credit Losses
Third Quarter of 2026 Compared to Second Quarter of 2026
The provision for credit losses was $10.4 million for the third quarter compared to $161.8 million for the second quarter.
The third quarter provision included an $8.4 million provision for loan losses and a $2.0 million provision for unfunded commitments. The provision was primarily driven by net charge-off activity experienced in the quarter and growth in the held for investment ("HFI") loan portfolio, offset partially by lower specific reserves and changes in the economic factors used in the provision estimate.
The second quarter provision was elevated by the strategic balance sheet repositioning activities related to the targeted loan sale process, the impact of loan growth and higher loss given default rates on commercial real estate and multi-family construction loans, offset partially by improved risk ratings in our HFI portfolio.
YTD September 30, 2026 vs YTD September 30, 2025
The provision for credit losses was $182.0 million for the nine months ended September 30, 2026, compared to $58.1 million for the nine months ended September 30, 2025. The provision for the 2026 period included a provision for loan losses of $180.2 million, reflecting the impact of the targeted loan sale process and the impact of loan growth, offset partially by improved risk ratings for our HFI portfolio.
The provision for the nine months ended September 30, 2025 included the impact of $506.7 million of loans transferred to held for sale
("HFS") and recorded at the lower of cost or market value. The remaining increase in the provision for credit losses was primarily driven by net charge-off activity experienced in the first half of the year, with additional impacts from changes in loan risk ratings. These were offset partially by lower specific reserves and a favorable shift in the portfolio mix due to growth in loan segments with lower expected credit losses.
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Noninterest Income
Third Quarter of 2026 Compared to Second Quarter of 2026
Noninterest income increased by $265.5 million to $31.4 million for the third quarter, compared to a loss of $234.1 million for the second quarter. The increase was primarily driven by a $257.5 million decrease in loss on securities and an $8.3 million decrease in loss on loans and leases HFS, both of which were a result of the strategic balance sheet repositioning actions taken in the second quarter. Also included in noninterest income was a $2.0 million increase in operating lease income, primarily due to new lease fundings and higher lease renewal income, offset partially by a $1.4 million decrease in other income. The decrease in other income was primarily due to the second quarter gain recognized on the sale of the Company's single-family mortgage servicing rights portfolio, offset partially by the second quarter loss on the redemption of the $385 million subordinated note.
YTD September 30, 2026 vs YTD September 30, 2025
Noninterest income decreased by $268.0 million to a loss of $167.4 million for the nine months ended September 30, 2026, compared to income of $100.6 million for the same period in 2025. The decrease was primarily attributable to the $256.0 million pre-tax loss recognized as part of the securities repositioning and a $16.6 million increase in the loss on loans and leases HFS resulting primarily from lower of cost or market adjustments recorded during the second quarter in connection with the strategic balance sheet repositioning actions.
Noninterest Expense
Third Quarter of 2026 Compared to Second Quarter of 2026
Noninterest expense decreased by $4.5 million to $185.4 million for the third quarter from $189.9 million for the second quarter. The decrease was primarily due to a $5.1 million decrease in other expense due to a non-recurring software obsolescence charge taken during the second quarter and a $2.3 million decrease in insurance and assessments due to a lower FDIC assessment rate resulting from favorable mix. These decreases were offset partially by a $2.2 million increase in compensation expense primarily driven by one-time incentive plan adjustments in the second quarter and a $1.6 million increase in operating lease and customer related expenses.
YTD September 30, 2026 vs YTD September 30, 2025
Noninterest expense increased by $1.4 million to $556.6 million for the nine months ended September 30, 2026 from $555.2 million for the nine months ended September 30, 2025. The increase was primarily due to an $8.2 million increase in other expense related mainly to software obsolescence charges, a $7.8 million increase in insurance and assessments due to the higher assessment rate resulting from the balance sheet repositioning and its effect on assessment related metrics, and a $2.2 million increase in loan expense related to legal fees.
These increases were offset partially by a $7.9 million decrease in customer related expenses primarily due to federal funds rate cuts in the fourth quarter of 2025 and a $3.6 million decrease in leased equipment depreciation.
Income Taxes
Third Quarter of 2026 Compared to Second Quarter of 2026
Income tax expense of $25.0 million was recorded for the third quarter, resulting in an effective tax rate of 23.1%, compared to an income tax benefit of $93.9 million and an effective tax rate of 28.0% for the second quarter. The second quarter tax rate reflects the effects of the
Company's balance sheet repositioning actions. Due to the significant impact of these actions on projected annual earnings, in the second quarter, the Company began calculating its income tax provision using the year-to-date effective tax rate approach rather than the estimated annual effective tax rate method. The decrease in the effective tax rate from the second quarter is due primarily to the recognition of increased income tax benefits in the third quarter.
YTD September 30, 2026 vs YTD September 30, 2025
Income tax benefit of $45.1 million was recorded for the nine months ended September 30, 2026, resulting in an effective tax rate of
34.3%, compared to income tax expense of $61.7 million and an effective tax rate of 28.9% for the same period in 2025. The increase in the effective tax rate from 2025 to 2026 is due primarily to the effects of the Company’s balance sheet repositioning actions taken in the second quarter of 2026.
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BALANCE SHEET HIGHLIGHTS

	September 30,	June 30,	September 30,	Increase (Decrease)
Selected Balance Sheet Items	2026	2026	2025	QoQ	YoY
	(In thousands)
Cash and cash equivalents	$2,168,707	$2,818,055	$2,398,265	$(649,348)	$(229,558)
Securities AFS	5,065,839	4,484,021	2,426,734	581,818	2,639,105
Securities HTM	—	—	2,303,657	—	(2,303,657)
Loans HFS	498,759	915,171	211,454	(416,412)	287,305
Loans and leases HFI	24,590,523	24,210,846	24,110,642	379,677	479,881
Total loans and leases	25,089,282	25,126,017	24,322,096	(36,735)	767,186
Total assets	34,965,495	35,030,953	34,012,965	(65,458)	952,530

Noninterest-bearing deposits	$7,690,767	$7,758,119	$7,603,748	$(67,352)	$87,019
Total deposits	28,260,309	28,121,182	27,184,765	139,127	1,075,544
Borrowings	2,408,626	2,460,363	2,005,022	(51,737)	403,604
Total liabilities	31,616,666	31,620,807	30,546,226	(4,141)	1,070,440
Total stockholders' equity	3,348,829	3,410,146	3,466,739	(61,317)	(117,910)
Securities
Available-for-sale ("AFS") securities increased by $0.6 billion during the third quarter to $5.1 billion at September 30, 2026 compared to
$4.5 billion at June 30, 2026, due primarily to the remaining reinvestment activities following the securities repositioning in the second quarter. During the third quarter AFS securities were impacted by $997.2 million of purchases offset partially by $209.9 million of principal paydowns, $160.2 million decrease in the fair value of AFS securities, $26.8 million of maturities, and $18.3 million of sales. As of September 30, 2026, AFS securities had aggregate unrealized net after-tax losses in AOCI of $261.4 million, up from $145.3 million at
June 30, 2026, driven by higher interest rates.
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Loans and Leases
The following table sets forth the composition, by loan category, of our loan and lease portfolio HFI as of the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
	(Dollars in thousands)
Composition of Loans and Leases
Real estate mortgage:
Commercial	$3,998,683	$4,037,229	$4,093,386	$4,314,637	$4,292,625
Multi-family	5,376,885	5,445,475	5,955,102	6,089,417	6,124,673
Other residential	4,100,716	3,793,876	3,458,410	3,346,733	3,162,564
Total real estate mortgage	13,476,284	13,276,580	13,506,898	13,750,787	13,579,862
Real estate construction and land:
Commercial	358,696	360,392	364,575	379,387	395,150
Residential	1,116,075	1,114,459	1,527,754	1,568,240	1,759,676
Total real estate construction and land	1,474,771	1,474,851	1,892,329	1,947,627	2,154,826
Total real estate	14,951,055	14,751,431	15,399,227	15,698,414	15,734,688
Commercial:
Asset-based	3,393,000	3,318,822	3,209,338	2,951,010	2,742,519
Venture capital	2,369,551	2,440,075	2,322,261	2,222,097	1,907,601
Other commercial	3,541,510	3,353,534	3,501,388	3,804,099	3,356,537
Total commercial	9,304,061	9,112,431	9,032,987	8,977,206	8,006,657
Consumer	335,407	346,984	348,133	357,059	369,297
Total loans and leases HFI	$24,590,523	$24,210,846	$24,780,347	$25,032,679	$24,110,642

Total unfunded loan commitments	$5,565,774	$5,211,632	$5,549,325	$5,433,357	$4,822,917

Composition as % of Total Loans and Leases
Real estate mortgage:
Commercial	16%	17%	17%	17%	18%
Multi-family	22%	22%	24%	24%	25%
Other residential	17%	16%	14%	14%	13%
Total real estate mortgage	55%	55%	55%	55%	56%
Real estate construction and land:
Commercial	1%	1%	2%	2%	2%
Residential	5%	5%	6%	6%	7%
Total real estate construction and land	6%	6%	8%	8%	9%
Total real estate	61%	61%	63%	63%	65%
Commercial:
Asset-based	14%	14%	13%	12%	11%
Venture capital	10%	10%	9%	9%	8%
Other commercial	14%	14%	14%	15%	14%
Total commercial	38%	38%	36%	36%	33%
Consumer	1%	1%	1%	1%	2%
Total loans and leases HFI	100%	100%	100%	100%	100%
Total loans and leases HFI increased by $379.7 million in the third quarter to $24.6 billion at September 30, 2026. The increase reflected continued growth in the Company's other residential real estate mortgage loans and asset-based lending portfolios, as well as growth in the other commercial portfolio during the quarter. Loan production and disbursements totaled $2.6 billion in the third quarter and were broad-
based, with a weighted average interest rate on production of 6.58%.
                                              9
Total loans and leases HFS decreased by $416.4 million in the third quarter and totaled $498.8 million at September 30, 2026. The decrease was primarily driven by the sale of loans associated with the Company's previously announced $827 million targeted loan sale.
Approximately $525 million were sold during the third quarter. Of the remaining approximately $300 million of construction loans, $235 million were sold on October 21, 2026, and $65 million were removed prior to sale as construction on the project was completed and the loan converted into permanent financing. We anticipate selling our remaining held for sale loan portfolio over the next several quarters.
Credit Quality

	September 30,	June 30,	March 31,	December 31,	September 30,
Asset Quality Information and Ratios	2026	2026	2026	2025	2025
	(Dollars in thousands)
Delinquent loans and leases HFI:
30 to 89 days delinquent	$45,096	$91,196	$263,530	$108,303	$56,416
90+ days delinquent	69,704	82,457	81,599	92,655	104,952
Total delinquent loans and leases	$114,800	$173,653	$345,129	$200,958	$161,368

Total delinquent loans and leases to loans and leases HFI	0.47%	0.72%	1.39%	0.80%	0.67%

Nonperforming assets, excluding loans HFS:
Nonaccrual loans and leases	$177,233	$203,712	$185,734	$159,168	$174,541
90+ days delinquent loans and still accruing	—	—	—	—	—
Total nonperforming loans and leases ("NPLs")	177,233	203,712	185,734	159,168	174,541
Foreclosed assets, net	21,460	16,319	18,055	17,115	4,790
Total nonperforming assets ("NPAs")	$198,693	$220,031	$203,789	$176,283	$179,331

Classified loans and leases HFI	$507,368	$582,790	$842,834	$800,330	$763,582
Special mention loans and leases HFI	352,144	300,542	688,659	458,683	505,979
Criticized loans and leases HFI	$859,512	$883,332	$1,531,493	$1,259,013	$1,269,561

Allowance for loan and lease losses	$234,428	$243,319	$241,600	$245,612	$240,501
Allowance for loan and lease losses to NPLs	132.27%	119.44%	130.08%	154.31%	137.79%
NPLs to loans and leases HFI	0.72%	0.84%	0.75%	0.64%	0.72%
NPAs to total assets	0.57%	0.63%	0.59%	0.51%	0.53%
Classified loans and leases to loans and leases HFI	2.06%	2.41%	3.40%	3.20%	3.17%
Special mention loans and leases to loans and leases HFI	1.43%	1.24%	2.78%	1.83%	2.10%
Credit quality trends were favorable in the third quarter reflecting both portfolio actions and underlying migration in the third quarter.
Nonperforming and classified loans and leases as a percentage of total loans and leases HFI decreased 12 basis points and 35 basis points, respectively, while special mention loans increased 19 basis points.
At September 30, 2026, total delinquent loans and leases were $114.8 million, compared to $173.7 million at June 30, 2026. The 30 to 89 days delinquent category decreased by $35.4 million in other residential real estate mortgage loans, $5.8 million in asset-based loans, $3.1 million in commercial real estate mortgage loans, and $2.5 million in other commercial loans. In the 90 or more days delinquent category, there were decreases of $11.5 million in other commercial loans, $4.9 million in multi-family real estate mortgage loans, and $1.3 million in commercial real estate mortgage loans, offset partially by an increase of $5.2 million in other residential real estate mortgage loans.
At September 30, 2026, nonperforming loans and leases were $177.2 million, compared to $203.7 million at June 30, 2026. During the third quarter, nonperforming loans and leases decreased by $26.5 million due to transfers to loans HFS of $55.0 million, charge-offs of
$17.8 million, paydowns of $11.9 million, and transfers to accrual status of $11.0 million, offset partially by additions of $69.3 million.
At September 30, 2026, nonperforming assets were $198.7 million, or 0.57% of total assets, compared to $220.0 million, or 0.63% of total assets, as of June 30, 2026. At September 30, 2026, nonperforming assets included $21.5 million of foreclosed assets, consisting primarily of single-family residences.
                                              10
Allowance for Credit Losses – Loans

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Allowance for Credit Losses - Loans	2026	2026	2025	2026	2025
	(Dollars in thousands)
Allowance for loan and lease losses ("ALLL"):
Balance at beginning of period	$243,319	$241,600	$229,344	$245,612	$239,360
Charge-offs	(19,154)	(161,617)	(6,465)	(196,868)	(69,964)
Recoveries	1,863	1,336	8,922	5,484	14,125
Net (charge-offs) recoveries	(17,291)	(160,281)	2,457	(191,384)	(55,839)
Provision for loan losses	8,400	162,000	8,700	180,200	56,980
Balance at end of period	$234,428	$243,319	$240,501	$234,428	$240,501

Reserve for unfunded loan commitments ("RUC"):
Balance at beginning of period	$32,921	$34,921	$29,221	$34,921	$29,071
Provision for credit losses	2,000	(2,000)	1,000	—	1,150
Balance at end of period	$34,921	$32,921	$30,221	$34,921	$30,221

Allowance for credit losses ("ACL") - Loans:
Balance at beginning of period	$276,240	$276,521	$258,565	$280,533	$268,431
Charge-offs	(19,154)	(161,617)	(6,465)	(196,868)	(69,964)
Recoveries	1,863	1,336	8,922	5,484	14,125
Net (charge-offs) recoveries	(17,291)	(160,281)	2,457	(191,384)	(55,839)
Provision for credit losses	10,400	160,000	9,700	180,200	58,130
Balance at end of period	$269,349	$276,240	$270,722	$269,349	$270,722

ALLL to loans and leases HFI	0.95%	1.00%	1.00%	0.95%	1.00%
ACL to loans and leases HFI	1.10%	1.14%	1.12%	1.10%	1.12%
ACL to NPLs	151.97%	135.60%	155.11%	151.97%	155.11%
ACL to NPAs	135.56%	125.55%	150.96%	135.56%	150.96%
Annualized net charge-offs to average loans and leases	0.27%	2.54%	(0.04)%	1.02%	0.31%
The allowance for credit losses - loans, which includes the reserve for unfunded loan commitments, totaled $269.3 million, or 1.10% of total loans and leases HFI at September 30, 2026, compared to $276.2 million, or 1.14% of total loans and leases HFI at June 30, 2026.
The $6.9 million decrease in the allowance was driven by net charge-offs of $17.3 million, of which $10.0 million had been specifically reserved as of June 30, 2026, offset partially by the provision of $10.4 million.
In addition to the associated provisions in our ACL, our ability to absorb certain credit losses is also bolstered by (i) $109.9 million of loss coverage from the credit-linked notes associated with the $2.1 billion of single-family residential mortgage loans in our portfolio; and (ii)
unearned credit marks of $11.7 million on $1.2 billion of purchased loans without credit deterioration.
The ACL coverage of nonperforming loans and leases was 152% at September 30, 2026 compared to 136% at June 30, 2026. Net charge-
offs were 0.27% of average loans and leases (annualized) for the third quarter, compared to net charge-offs of 2.54% for the second quarter. The quarter-over-quarter improvement was primarily attributable to the impact of the targeted loan sale process in the second quarter.
                                              11
Deposits and Client Investment Funds
The following table sets forth the composition of our deposits at the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
	(Dollars in thousands)
Composition of Deposits
Noninterest-bearing checking	$7,690,767	$7,758,119	$7,797,542	$7,822,787	$7,603,748
Interest-bearing:
Checking	9,024,086	8,739,368	8,178,485	8,509,587	7,930,951
Money market	5,718,773	5,136,561	4,643,349	4,917,857	4,974,177
Savings	1,862,512	1,834,517	1,991,010	1,905,863	1,949,369
Time deposits:
Non-brokered	2,006,617	2,061,323	2,149,564	2,254,293	2,468,017
Brokered	1,957,554	2,591,294	2,562,184	2,432,970	2,258,503
Total time deposits	3,964,171	4,652,617	4,711,748	4,687,263	4,726,520
Total interest-bearing	20,569,542	20,363,063	19,524,592	20,020,570	19,581,017
Total deposits	$28,260,309	$28,121,182	$27,322,134	$27,843,357	$27,184,765

Composition as % of
Total Deposits
Noninterest-bearing checking	27%	28%	29%	28%	28%
Interest-bearing:
Checking	32%	31%	30%	30%	29%
Money market	20%	18%	17%	18%	19%
Savings	7%	7%	7%	7%	7%
Time deposits:
Non-brokered	7%	7%	8%	8%	9%
Brokered	7%	9%	9%	9%	8%
Total time deposits	14%	16%	17%	17%	17%
Total interest-bearing	73%	72%	71%	72%	72%
Total deposits	100%	100%	100%	100%	100%
Total deposits increased by $139.1 million to $28.3 billion at September 30, 2026 from $28.1 billion at June 30, 2026, driven primarily by an increase in interest-bearing deposits of $206.5 million and a decrease in noninterest-bearing deposits of $67.4 million. Interest-bearing deposits increased due mainly to higher balances in money market accounts of $582.2 million, checking accounts of $284.7 million, and savings accounts of $28.0 million, offset partially by lower brokered and non-brokered time deposits of $688.4 million.
At September 30, 2026, noninterest-bearing checking deposits totaled $7.7 billion, or 27% of total deposits, compared to $7.8 billion, or
28% of total deposits, at June 30, 2026.
At September 30, 2026, uninsured and uncollateralized deposits totaled $7.3 billion, or 26% of total deposits, compared to $7.6 billion, or
27% of total deposits, at June 30, 2026.
In addition to deposit products, we also offer alternative, non-depository corporate treasury solutions for select clients to invest excess liquidity. These off-balance sheet client funds totaled $1.0 billion at September 30, 2026 and June 30, 2026, respectively.
Borrowings
Borrowings decreased by $51.7 million to $2.4 billion at September 30, 2026 from $2.5 billion at June 30, 2026, driven primarily by the repayment of a maturing long-term FHLB advance.
                                              12
Equity
During the third quarter, total stockholders’ equity decreased by $61.3 million to $3.3 billion and tangible common equity(1) decreased by
$55.1 million to $2.5 billion at September 30, 2026. The decrease in total stockholders’ equity for the third quarter resulted primarily from an increase in the aggregate unrealized net after-tax loss in AOCI for AFS securities of $116.1 million and common and preferred stock dividends of $29.3 million, offset partially by net earnings of $83.1 million.
At September 30, 2026, book value per common share decreased to $17.99 compared to $18.38 at June 30, 2026, and tangible book value per common share(1) decreased to $16.09 compared to $16.44 at June 30, 2026. The decrease was primarily driven by the increased aggregate unrealized net after-tax loss in AOCI on our portfolio of AFS securities.
For the nine-month period ended September 30, 2026, the Company repurchased 1,709,935 shares of common and common equivalent stock at a weighted average price per share of $18.68, or $31.9 million in the aggregate. As of September 30, 2026, $82.6 million remained available under the current stock repurchase authorization, which expires in March 2027.
(1) Non-GAAP measure; refer to section 'Non-GAAP Measures'
CAPITAL AND LIQUIDITY
The following table sets forth our regulatory capital ratios as of the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Capital Ratios (1)
Banc of California, Inc.
Total risk-based capital ratio	14.71%	14.31%	16.55%	16.31%	16.69%
Tier 1 risk-based capital ratio	12.10%	11.67%	12.54%	12.34%	12.56%
Common equity tier 1 capital ratio	9.70%	9.25%	10.18%	10.01%	10.14%
Tier 1 leverage ratio	9.14%	8.89%	9.97%	9.99%	9.77%

Banc of California
Total risk-based capital ratio	13.97%	13.74%	15.97%	15.61%	15.94%
Tier 1 risk-based capital ratio	12.94%	12.68%	13.50%	13.15%	13.42%
Common equity tier 1 capital ratio	12.94%	12.68%	13.50%	13.15%	13.42%
Tier 1 leverage ratio	9.77%	9.64%	10.73%	10.65%	10.44%
______________
(1) September 30, 2026 capital ratios are preliminary.
At September 30, 2026, cash and cash equivalents totaled $2.2 billion, down $649.3 million from June 30, 2026, reflecting the full reinvestment of cash generated from the securities repositioning.
Our immediately available cash and cash equivalents (excluding restricted cash) were $2.0 billion. Combined with total available borrowing capacity of $8.7 billion and unpledged AFS securities of $3.9 billion, total available liquidity was $14.6 billion at the end of the third quarter.
                                              13
Conference Call
The Company will host a conference call to discuss its third quarter 2026 financial results at 8:30 a.m. Pacific Time (PT) on Wednesday,
October 28, 2026. Interested parties are welcome to attend the conference call by dialing (888) 317-6003 and referencing event code
7279202. A live audio webcast will also be available, and the webcast link will be posted on the Company’s Investor Relations website at
www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (855) 669-9658 and referencing event code 1286998.
About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with over $34 billion in assets and the parent company of Banc of
California. Banc of California is one of the nation’s premier relationship-based business banks, providing banking and treasury management services to small, middle-market, and venture-backed businesses. Through its Private Banking division, the bank also serves individuals and families with personalized banking solutions, dedicated relationship management, and exceptional service. Banc of
California is the largest publicly-traded bank headquartered in Los Angeles and the third largest bank headquartered in California and offers a broad range of loan and deposit products and services through 76 full-service branches located throughout California and in
Denver, Colorado, and Durham, North Carolina, as well as through regional offices nationwide. The bank also provides full-service payment processing solutions to its clients and serves the Community Association Management industry nationwide with its technology-
forward platform, SmartStreet™. The bank is committed to its local communities through the Banc of California Charitable Foundation, and by supporting organizations that provide financial literacy and job training, small business support, affordable housing, and more.
Member FDIC. For more information, please visit us at www.bancofcal.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities
Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, profitability, liquidity and capital ratios; the anticipated benefits of our strategic repositioning including, among others, a strengthened credit profile, possible net interest income and net interest margin expansion and an enhanced earnings profile; and other non-historical statements. Words or phrases such as “believe,” “will,” “should,” “will likely result,” “are expected to,”
“will continue,” “is anticipated,” “estimate,” “project,” “plans,” “strategy,” or similar expressions are intended to identify these forward-
looking statements. You are cautioned not to place undue reliance on any forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by the Company with the Securities and Exchange Commission ("SEC"). The
Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to: (i)
changes in general economic conditions, either nationally or in our market areas, including the impact of tariffs and retaliatory tariffs, supply chain disruptions, and the risk of recession or an economic downturn; (ii) changes in the interest rate environment, including the recent and potential future changes in the FRB benchmark rate, which could adversely affect our revenue and expenses, the value of assets and obligations, the realization of deferred tax assets, the availability and cost of capital and liquidity, and the impacts of continuing or renewed inflation; (iii) the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of our underwriting practices and the risk of fraud, any of which may lead to increased loan delinquencies, losses, and non-performing assets, and may result in our allowance for credit losses not being adequate; (iv) fluctuations in the demand for loans, and fluctuations in commercial and residential real estate values in our market area; (v) the quality and composition of our securities portfolio; (vi) our ability to develop and maintain a strong core deposit base, including among our venture banking and private banking clients, or other low cost funding sources necessary to fund our activities particularly in a rising or high interest rate environment; (vii) the rapid withdrawal of a significant amount of demand deposits over a short period of time; (viii) our ability to achieve or maintain the anticipated benefits of our strategic repositioning due to one or more of the other factors described herein or otherwise; (ix) our ability to successfully implement new business initiatives, such as our private banking service, and to realize their anticipated benefits; (x) our ability to raise capital or incur debt on reasonable terms; (xi) the costs and effects of litigation; (xii) risks related to the Company’s acquisitions, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; and our inability to achieve expected revenues, cost savings, synergies, and other benefits; (xiii) the competitive and other impacts on our business of emerging technologies, including stablecoins and other digital currencies, tokenized deposits, blockchain, artificial intelligence, quantum computing, and related innovations affecting both the Company and the banking industry; (xiv) results of examinations by regulatory authorities of the Company and the possibility that any such regulatory authority may, among other things, limit our business
                                              14
activities, restrict our ability to invest in certain assets, refrain from issuing an approval or non-objection to certain capital or other actions, increase our allowance for credit losses, result in write-downs of asset values, restrict our ability or that of our bank subsidiary to pay dividends, or impose fines, penalties or sanctions; (xv) legislative or regulatory changes that adversely affect our business, including changes in tax laws and policies, accounting policies and practices, privacy laws, and regulatory capital or other rules; (xvi) the risk that our enterprise risk management framework may not be effective in mitigating risk and reducing the potential for losses; (xvii) errors in estimates of the fair values of certain of our assets and liabilities, as well as the value of collateral supporting our loans, which may result in significant changes in valuation or recoveries; (xviii) cybersecurity threats and failures or security breaches with respect to the network, applications, vendors and computer systems on which we depend; (xix) our ability to attract and retain key members of our senior management team; (xx) the effects of climate change, severe weather events, natural disasters such as earthquakes and wildfires, pandemics, epidemics and other public health crises, geopolitical conflicts and military activity (including the ongoing Iran war) or acts of terrorism, and other external events on our business; (xxi) the impact of bank failures or other adverse developments at other banks on general depositor and investor sentiment regarding the stability and liquidity of banks; (xxii) the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; (xxiii) our existing indebtedness, together with any future incurrence of additional indebtedness, could adversely affect our ability to raise additional capital and to meet our debt obligations; (xxiv) changes in market conditions or strategic balance sheet actions, which may result in realized losses on investment securities or other assets; (xxv) the effects of any damage to our reputation resulting from developments related to any of the items identified above; and (xxvi) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in our Annual Report on Form 10-K for the fiscal year ended December 31,
2025 and from time to time in other documents that we file with or furnish to the SEC.
Non-GAAP Financial Measures
Included in this press release are certain non-GAAP financial measures, such as tangible common equity, tangible book value per common share, return on average tangible common equity, pre-tax pre-provision income, and efficiency ratio, designed to complement the financial information presented in accordance with U.S. GAAP because management believes such measures are useful to investors. These non-
GAAP financial measures should be considered only as supplemental to, and not superior to, financial measures provided in accordance with GAAP. Please refer to the “Non-GAAP Measures” section of this release for additional detail including reconciliations of the non-
GAAP financial measures included in this press release to the most directly comparable financial measures prepared in accordance with
GAAP.

Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (310) 424-1230
Joe Kauder, (310) 844-5224
Meghan O'Leary, (310) 236-8236

Media Contact:
Debora Vrana, Banc of California
(213) 533-3122
Deb.Vrana@bancofcal.com
                                              15

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
ASSETS:	(Dollars in thousands)
Cash and due from banks	$293,680	$225,343	$214,120	$181,103	$205,364
Interest-earning deposits in financial institutions	1,875,027	2,592,712	2,003,149	2,126,862	2,192,901
Total cash and cash equivalents	2,168,707	2,818,055	2,217,269	2,307,965	2,398,265

Securities AFS	5,065,839	4,484,021	2,656,332	2,454,058	2,426,734
Securities HTM	—	—	2,313,548	2,308,636	2,303,657
FRB and FHLB stock	175,691	181,352	170,342	160,442	159,337
Total investment securities	5,241,530	4,665,373	5,140,222	4,923,136	4,889,728

Loans HFS	498,759	915,171	259,049	182,936	211,454

Loans and leases HFI	24,590,523	24,210,846	24,780,347	25,032,679	24,110,642
Allowance for loan and lease losses	(234,428)	(243,319)	(241,600)	(245,612)	(240,501)
Total loans and leases HFI, net	24,356,095	23,967,527	24,538,747	24,787,067	23,870,141

Equipment leased to others under operating leases	267,883	218,444	223,558	238,232	280,872
Premises and equipment, net	147,343	145,440	146,316	146,698	132,766
Bank owned life insurance	352,351	348,777	352,707	350,083	348,051
Goodwill	214,521	214,521	214,521	214,521	214,521
Intangible assets, net	86,521	92,709	99,091	105,287	111,923
Deferred tax asset, net	743,714	704,467	653,481	656,755	672,159
Other assets	888,071	940,469	879,280	884,762	883,085
Total assets	$34,965,495	$35,030,953	$34,724,241	$34,797,442	$34,012,965

LIABILITIES:
Noninterest-bearing deposits	$7,690,767	$7,758,119	$7,797,542	$7,822,787	$7,603,748
Interest-bearing deposits	20,569,542	20,363,063	19,524,592	20,020,570	19,581,017
Total deposits	28,260,309	28,121,182	27,322,134	27,843,357	27,184,765
Borrowings	2,408,626	2,460,363	2,551,250	2,063,819	2,005,022
Subordinated debt	575,024	573,555	954,072	952,740	950,888
Accrued interest payable and other liabilities	372,707	465,707	343,459	396,249	405,551
Total liabilities	31,616,666	31,620,807	31,170,915	31,256,165	30,546,226

STOCKHOLDERS' EQUITY:
Preferred stock	498,516	498,516	498,516	498,516	498,516
Common stock	1,580	1,580	1,538	1,500	1,509
Class B non-voting common stock	5	5	5	5	5
Non-voting common stock equivalents	—	—	—	50	41
Additional paid-in-capital	3,471,958	3,485,560	3,501,213	3,552,483	3,563,145
Retained deficit	(358,195)	(431,305)	(180,011)	(242,016)	(309,460)
Accumulated other comprehensive loss, net	(265,035)	(144,210)	(267,935)	(269,261)	(287,017)
Total stockholders’ equity	3,348,829	3,410,146	3,553,326	3,541,277	3,466,739
Total liabilities and stockholders’ equity	$34,965,495	$35,030,953	$34,724,241	$34,797,442	$34,012,965

Common shares outstanding (1)	158,459,635	158,432,520	154,262,045	155,533,403	155,522,693
______________
(1) Common shares outstanding include non-voting common stock equivalents that are participating securities. There were no non‑voting common stock equivalents outstanding as of September 30, 2026, June 30, 2026, and March 31, 2026.
                                              16

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
	(In thousands, except per share amounts)
Interest income:
Loans and leases	$362,549	$354,832	$372,723	$1,067,324	$1,081,129
Investment securities	60,125	42,407	38,291	144,405	113,769
Deposits in financial institutions	20,062	17,357	21,527	53,045	64,807
Total interest income	442,736	414,596	432,541	1,264,774	1,259,705
Interest expense:
Deposits	130,248	124,270	143,074	374,751	428,544
Borrowings	27,623	26,568	20,461	74,368	58,903
Subordinated debt	12,423	13,257	15,562	41,095	46,234
Total interest expense	170,294	164,095	179,097	490,214	533,681
Net interest income	272,442	250,501	253,444	774,560	726,024
Provision for credit losses	10,400	161,780	9,700	181,980	58,100
Net interest income after provision for credit losses	262,042	88,721	243,744	592,580	667,924
Noninterest income:
Service charges on deposit accounts	4,881	4,763	5,109	14,622	14,108
Commissions and fees	9,307	9,034	9,514	29,321	29,113
Leased equipment income	9,812	7,820	10,321	26,162	31,336
Loss on loans and leases HFS	(4,199)	(12,544)	(374)	(16,733)	(142)
Gain (loss) on securities AFS	728	(256,749)	—	(256,021)	—
Dividends and gains on equity investments	2,675	3,326	2,291	8,003	4,500
Warrant income	221	896	433	2,055	1,365
Other income	7,931	9,358	6,991	25,179	20,288
Total noninterest income (loss)	31,356	(234,096)	34,285	(167,412)	100,568
Noninterest expense:
Compensation	87,318	85,120	88,865	263,538	263,644
Occupancy	14,733	14,714	15,415	44,339	45,898
Information technology and data processing	13,133	13,769	13,535	41,241	41,707
Other professional services	5,914	5,599	5,394	15,749	16,313
Insurance and assessments	12,211	14,500	8,994	33,475	25,680
Intangible asset amortization	6,188	6,349	7,160	18,885	21,479
Leased equipment depreciation	6,078	5,168	6,750	16,550	20,191
Customer related expense	24,834	24,114	26,227	72,685	80,555
Loan expense	4,709	5,170	4,947	14,171	11,927
Other expense	10,252	15,364	8,397	35,995	27,812
Total noninterest expense	185,370	189,867	185,684	556,628	555,206
Earnings (loss) before income taxes	108,028	(335,242)	92,345	(131,460)	213,286
Income tax expense (benefit)	24,971	(93,895)	22,716	(45,122)	61,704
Net earnings (loss)	83,057	(241,347)	69,629	(86,338)	151,582
Preferred stock dividends	9,947	9,947	9,947	29,841	29,841
Net earnings (loss) available to common
and equivalent stockholders	$73,110	$(251,294)	$59,682	$(116,179)	$121,741
Earnings (loss) per common share:
Basic	$0.46	$(1.61)	$0.38	$(0.74)	$0.75
Diluted	$0.46	$(1.61)	$0.38	$(0.74)	$0.75

Weighted average number of common shares outstanding: (1)
Basic	158,441	155,803	157,103	156,368	161,276
Diluted	160,307	155,803	159,051	156,368	161,993
______________
(1) Common shares outstanding include non-voting common stock equivalents that are participating securities.
                                              17

BANC OF CALIFORNIA, INC.
SELECTED FINANCIAL DATA
(UNAUDITED)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Profitability and Other Ratios	2026	2026	2025	2026	2025
Return on average assets (1)	0.94%	(2.79)%	0.82%	(0.33)%	0.60%
Return on average equity (1)	9.71%	(27.31)%	8.04%	(3.30)%	5.85%
Return on average tangible common equity (1)(2)	11.93%	(36.18)%	9.87%	(5.17)%	6.99%
Dividend payout ratio (3)	26.09%	(7.45)%	26.32%	(48.65)%	40.00%
Average yield on loans and leases (1)	5.69%	5.63%	6.05%	5.69%	5.96%
Average yield on interest-earning assets (1)	5.43%	5.18%	5.50%	5.29%	5.44%
Average cost of interest-bearing deposits (1)	2.55%	2.52%	2.89%	2.53%	2.94%
Average total cost of deposits (1)	1.83%	1.80%	2.08%	1.81%	2.11%
Average cost of interest-bearing liabilities (1)	2.90%	2.88%	3.19%	2.88%	3.24%
Average total cost of funds (1)	2.16%	2.14%	2.37%	2.14%	2.40%
Net interest spread	2.53%	2.30%	2.31%	2.41%	2.20%
Net interest margin (1)	3.34%	3.13%	3.22%	3.24%	3.13%
Noninterest income to total revenue (4)	10.32%	(1426.98)%	11.92%	(27.57)%	12.17%
Noninterest expense to average total assets (1)	2.10%	2.20%	2.18%	2.15%	2.21%
Noninterest expense to total revenue (4)	61.02%	1157.37%	64.53%	91.68%	67.17%
Efficiency ratio (2)(5)	59.12%	67.18%	62.05%	62.30%	64.57%
Loans to deposits ratio	88.78%	89.30%	89.47%	88.78%	89.47%
Average loans and leases to average deposits	89.68%	91.48%	89.62%	90.53%	89.25%
Average investment securities to average total assets	14.03%	14.25%	14.14%	14.34%	14.11%
Average stockholders' equity to average total assets	9.69%	10.23%	10.16%	10.11%	10.30%
______________
(1) Annualized.
(2) Non-GAAP measure.
(3) Ratio calculated by dividing dividends declared per common and equivalent share by basic earnings (loss) per common and equivalent share.
(4) Total revenue equals the sum of net interest income and noninterest income.
(5) Ratio calculated by dividing noninterest expense (less intangible asset amortization and acquisition, integration and reorganization costs) by total revenue (the sum of net interest income and noninterest income, less gain (loss) on securities AFS).
                                              18

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(UNAUDITED)
	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Assets:
Loans and leases (1)	$25,274,927	$362,549	5.69%	$25,266,712	$354,832	5.63%	$24,458,255	$372,723	6.05%
Investment securities	4,912,701	60,125	4.86%	4,938,232	42,407	3.44%	4,782,070	38,291	3.18%
Deposits in financial institutions	2,166,626	20,062	3.67%	1,912,585	17,357	3.64%	1,958,011	21,527	4.36%
Total interest-earning assets	32,354,254	442,736	5.43%	32,117,529	414,596	5.18%	31,198,336	432,541	5.50%
Other assets	2,666,216			2,527,401			2,632,881
Total assets	$35,020,470			$34,644,930			$33,831,217

Liabilities and Stockholders' Equity:
Interest checking	$8,878,491	53,397	2.39%	$8,313,161	47,694	2.30%	$7,855,639	53,995	2.73%
Money market	5,252,893	28,127	2.12%	4,736,107	23,429	1.98%	5,154,138	30,461	2.34%
Savings	1,865,962	10,024	2.13%	1,883,240	9,575	2.04%	1,966,040	12,689	2.56%
Time	4,301,532	38,700	3.57%	4,820,101	43,572	3.63%	4,633,089	45,929	3.93%
Total interest-bearing deposits	20,298,878	130,248	2.55%	19,752,609	124,270	2.52%	19,608,906	143,074	2.89%
Borrowings	2,461,168	27,623	4.45%	2,399,546	26,568	4.44%	1,705,697	20,461	4.76%
Subordinated debt	574,612	12,423	8.58%	699,159	13,257	7.61%	949,690	15,562	6.50%
Total interest-bearing liabilities	23,334,658	170,294	2.90%	22,851,314	164,095	2.88%	22,264,293	179,097	3.19%
Noninterest-bearing demand deposits	7,885,157			7,866,139			7,683,136
Other liabilities	408,643			382,336			446,453
Total liabilities	31,628,458			31,099,789			30,393,882
Stockholders' equity	3,392,012			3,545,141			3,437,335
Total liabilities and stockholders' equity	$35,020,470			$34,644,930			$33,831,217
Net interest income (1)		$272,442			$250,501			$253,444
Net interest spread			2.53%			2.30%			2.31%
Net interest margin			3.34%			3.13%			3.22%

Total deposits (2)	$28,184,035	$130,248	1.83%	$27,618,748	$124,270	1.80%	$27,292,042	$143,074	2.08%
Total funds (3)	$31,219,815	$170,294	2.16%	$30,717,453	$164,095	2.14%	$29,947,429	$179,097	2.37%
______________
(1) Includes net loan discount accretion of $8.7 million, $11.2 million, and $19.3 million for the three months ended September 30, 2026, June 30, 2026, and September 30,
2025.
(2) Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.
(3) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.
                                              19

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(UNAUDITED)
	Nine Months Ended
	September 30, 2026			September 30, 2025
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Assets:
Loans and leases (1)	$25,086,150	$1,067,324	5.69%	$24,252,860	$1,081,129	5.96%
Investment securities	4,955,926	144,405	3.90%	4,745,530	113,769	3.21%
Deposits in financial institutions	1,942,176	53,045	3.65%	1,972,486	64,807	4.39%
Total interest-earning assets	31,984,252	1,264,774	5.29%	30,970,876	1,259,705	5.44%
Other assets	2,575,510			2,665,623
Total assets	$34,559,762			$33,636,499

Liabilities and Stockholders' Equity:
Interest checking	$8,458,185	147,973	2.34%	$7,661,200	154,751	2.70%
Money market	4,926,608	74,382	2.02%	5,326,554	97,079	2.44%
Savings	1,902,008	29,371	2.06%	1,958,289	38,323	2.62%
Time	4,543,252	123,025	3.62%	4,567,443	138,391	4.05%
Total interest-bearing deposits	19,830,053	374,751	2.53%	19,513,486	428,544	2.94%
Borrowings	2,211,339	74,368	4.50%	1,578,462	58,903	4.99%
Subordinated debt	741,114	41,095	7.41%	946,441	46,234	6.53%
Total interest-bearing liabilities	22,782,506	490,214	2.88%	22,038,389	533,681	3.24%
Noninterest-bearing demand deposits	7,880,575			7,660,504
Other liabilities	401,971			474,038
Total liabilities	31,065,052			30,172,931
Stockholders' equity	3,494,710			3,463,568
Total liabilities and stockholders' equity	$34,559,762			$33,636,499
Net interest income (1)		$774,560			$726,024
Net interest spread			2.41%			2.20%
Net interest margin			3.24%			3.13%

Total deposits (2)	$27,710,628	$374,751	1.81%	$27,173,990	$428,544	2.11%
Total funds (3)	$30,663,081	$490,214	2.14%	$29,698,893	$533,681	2.40%
______________
(1) Includes net loan discount accretion of $32.2 million and $51.5 million for the nine months ended September 30, 2026 and 2025.
(2) Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.
(3) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.
                                              20
BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”) in this press release, including: tangible common equity, tangible book value per common share, return on average tangible common equity, pre-tax pre-provision income, and efficiency ratio. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible common equity is total stockholders' equity less preferred stock, goodwill and intangible assets. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding. Return on average tangible common equity is calculated by dividing net earnings available to common stockholders, after adjustment for amortization of intangible assets and any goodwill impairment, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
Pre-tax pre-provision income is calculated by subtracting noninterest expense from total revenue, which is the sum of net interest income and noninterest income.
Efficiency ratio is calculated by dividing noninterest expense (less intangible asset amortization and acquisition, integration and reorganization costs) by total revenue (the sum of net interest income and noninterest income, less gain (loss) on securities AFS).
Management believes the presentation of these financial measures provides useful supplemental information that is helpful to an understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures to financial measures defined by GAAP.
                                              21

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

Tangible Common Equity	September 30,	June 30,	March 31,	December 31,	September 30,
and Tangible Book Value Per Share	2026	2026	2026	2025	2025
	(Dollars in thousands, except per share amounts)
Stockholders' equity	$3,348,829	$3,410,146	$3,553,326	$3,541,277	$3,466,739
Less: Preferred stock	498,516	498,516	498,516	498,516	498,516
Total common equity	2,850,313	2,911,630	3,054,810	3,042,761	2,968,223
Less: Goodwill and intangible assets	301,042	307,230	313,612	319,808	326,444
Tangible common equity	$2,549,271	$2,604,400	$2,741,198	$2,722,953	$2,641,779

Book value per common share (1)	$17.99	$18.38	$19.80	$19.56	$19.09
Tangible book value per common share (2)	$16.09	$16.44	$17.77	$17.51	$16.99
Common shares outstanding (3)	158,459,635	158,432,520	154,262,045	155,533,403	155,522,693
______________
(1) Total common equity divided by common shares outstanding.
(2) Tangible common equity divided by common shares outstanding.
(3) Common shares outstanding include non-voting common stock equivalents that are participating securities. There were no non‑voting common stock equivalents outstanding as of September 30, 2026, June 30, 2026, and March 31, 2026.
                                              22

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
	Three Months Ended			Nine Months Ended
Return on Average Tangible	September 30,	June 30,	September 30,	September 30,
Common Equity ("ROATCE")	2026	2026	2025	2026	2025
	(Dollars in thousands)
Net earnings (loss)	$83,057	$(241,347)	$69,629	$(86,338)	$151,582

Adjustments:
Intangible asset amortization	6,188	6,349	7,160	18,885	21,479
Tax impact of adjustment above (1)	(1,431)	(1,778)	(1,958)	(6,481)	(5,872)
Adjustment to net earnings (loss)	4,757	4,571	5,202	12,404	15,607

Adjusted net earnings (loss) for ROATCE	87,814	(236,776)	74,831	(73,934)	167,189
Less: Preferred stock dividends	9,947	9,947	9,947	29,841	29,841
Adjusted net earnings (loss) available to common and
equivalent stockholders for ROATCE	$77,867	$(246,723)	$64,884	$(103,775)	$137,348

Average stockholders' equity	$3,392,012	$3,545,141	$3,437,335	$3,494,710	$3,463,568
Less: Average goodwill and intangible assets	304,652	311,068	330,277	310,932	337,361
Less: Average preferred stock	498,516	498,516	498,516	498,516	498,516
Average tangible common equity	$2,588,844	$2,735,557	$2,608,542	$2,685,262	$2,627,691

Return on average equity (2)	9.71%	(27.31)%	8.04%	(3.30)%	5.85%
ROATCE (3)	11.93%	(36.18)%	9.87%	(5.17)%	6.99%
______________
(1) Effective tax rates of 23.12%, 28.00%, and 27.34% used for the three months ended September 30, 2026, June 30, 2026, and September 30, 2025, respectively. Effective tax rates of 34.32% and 27.34% used for the nine months ended September 30, 2026 and 2025.
(2) Annualized net earnings (loss) divided by average stockholders' equity.
(3) Annualized adjusted net earnings (loss) available to common and equivalent stockholders for ROATCE divided by average tangible common equity.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Pre-Tax Pre-Provision Income (Loss)	2026	2026	2025	2026	2025
	(Dollars in thousands)
Net interest income (GAAP)	$272,442	$250,501	$253,444	$774,560	$726,024
Add: Noninterest income (loss) (GAAP)	31,356	(234,096)	34,285	(167,412)	100,568
Total revenues (GAAP)	303,798	16,405	287,729	607,148	826,592
Less: Noninterest expense (GAAP)	185,370	189,867	185,684	556,628	555,206
Pre-tax pre-provision income (loss) (Non-GAAP)	$118,428	$(173,462)	$102,045	$50,520	$271,386
                                              23

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Efficiency Ratio	2026	2026	2025	2026	2025
	(Dollars in thousands)
Noninterest expense	$185,370	$189,867	$185,684	$556,628	$555,206
Less: Intangible asset amortization	(6,188)	(6,349)	(7,160)	(18,885)	(21,479)
Noninterest expense used for efficiency ratio	$179,182	$183,518	$178,524	$537,743	$533,727

Net interest income	$272,442	$250,501	$253,444	$774,560	$726,024
Noninterest income (loss)	31,356	(234,096)	34,285	(167,412)	100,568
Total revenue	303,798	16,405	287,729	607,148	826,592
Add: (Gain) loss on securities AFS	(728)	256,749	—	256,021	—
Total revenue used for efficiency ratio	$303,070	$273,154	$287,729	$863,169	$826,592

Noninterest expense to total revenue	61.02%	1157.37%	64.53%	91.68%	67.17%
Efficiency ratio (1)	59.12%	67.18%	62.05%	62.30%	64.57%
______________
(1) Noninterest expense used for efficiency ratio divided by total revenue used for efficiency ratio.